                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  EQUIFAX INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                    [GRAPHIC]

                                     EQUIFAX

               NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT
























                                                            [LOGO] MOMENTUM

[EQUIFAX LOGO]

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

                                                                 March 30, 2002

DEAR SHAREHOLDERS:

We invite you to attend the 2002 annual meeting of shareholders on Wednesday, May 1, 2002, at 10:00 a.m. (EST) at the Georgia Center for Advanced Telecommunications Technology, 250 Fourteenth Street, N.W., Atlanta, Georgia.

At this meeting, you will hear a current report on the activities of the Company, and you will also have the opportunity to meet your directors and executives.

Attached are the notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our directors and director nominees. Please read these materials so that you'll know what we plan to do at the meeting. Please review the accompanying proxy card and provide us with your proxy instructions as soon as possible. This way, your shares will be voted as you direct even if you cannot attend the meeting.

On behalf of the officers and directors, I thank you for your interest in Equifax and your confidence in our future.

Very truly yours,

/s/ Thomas F. Chapman

THOMAS F. CHAPMAN
Chairman and Chief Executive Officer

                               TABLE OF CONTENTS

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS............  1

                             PROXY STATEMENT

            ABOUT THE MEETING...................................  1
               Voting and Proxies...............................  1
               Additional Information...........................  3
               Shareholder Proposals for 2003 Meeting...........  3

            DIRECTORS AND CORPORATE GOVERNANCE..................  4
               Nominees for Terms Ending in 2005 (Item 1).......  4
               Directors Whose Terms End in 2004................  5
               Directors Whose Terms End in 2003................  6
               Compensation of Directors........................  6
               Committees of the Board of Directors.............  7
               Certain Relationships and Related Transactions...  9
               Information About the Independent Accountants....  9
                   Fees Paid to the Independent Accountants.....  9
                   Board Audit Committee Report................. 10

            STOCK OWNERSHIP OF DIRECTORS & EXECUTIVE OFFICERS... 12
               Stock Ownership Reporting Compliance............. 13
               Stock Ownership by Beneficial Owners............. 13
               Stock Performance Graphs......................... 14

            EXECUTIVE OFFICER COMPENSATION...................... 17
               Report of the Compensation and Human Resources
                 Committee on Executive Compensation............ 17
               Executive Officer Summary Compensation........... 22
               Stock Options.................................... 24
               Employment Agreements and Change in Control
                 Agreements..................................... 25
               Retirement Benefits.............................. 26

[LOGO]
EQUIFAX

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

                                                                 March 30, 2002

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Equifax Inc. will hold its annual meeting of shareholders at the Georgia Center for Advanced Telecommunications Technology, 250 Fourteenth Street, N.W., Atlanta, Georgia, on Wednesday, May 1, 2002, at 10:00 a.m. (EST). The purpose of the meeting is to vote on the following items:

    1. The election of two directors; and

    2. Any other matters that may properly come before the meeting.

The record date for the annual meeting is February 28, 2002. Only shareholders of record at the close of business on February 28, 2002, can vote at the meeting.

                           Kent E. Mast
                           Secretary

================================================================================

                                PROXY STATEMENT

================================================================================

                               ABOUT THE MEETING

VOTING AND PROXIES

Persons who were shareholders of Equifax, as recorded in our stock register on February 28, 2002, may vote at the meeting. On February 28, 2002, 144,056,295 shares of common stock were outstanding. Each shareholder has one vote for each share of common stock. This proxy statement contains information regarding items to be voted on at the meeting (see "Nominees for Election to Terms That Continue Until 2005" beginning on page 4) and other information regarding the Company.

Quorum and Vote Required

For an item to be considered at the annual meeting, a quorum, which is a majority of the shares entitled to be voted, must be present in person or represented by proxy. Abstentions, votes withheld and "broker nonvotes" are counted as shares "present" for purposes of determining whether or not a quorum is present. A broker nonvote is where the shares held in brokerage accounts are not voted because a broker has not received voting instructions from the beneficial owner of the shares and does not have the discretionary authority to vote the shares.

If a quorum is present, directors will be elected (Item 1--Election of Two Directors) by a plurality of the votes cast. Abstentions and broker nonvotes will not be included in vote totals and will not affect the outcome of the vote.

Information regarding the Board and the two nominees begins on page 4 of this proxy statement. In voting for directors, you can specify whether your shares should be voted for all, some, or none of the nominees for director. If a director nominee for whom you authorize us to vote your proxy becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one. If you sign and return the proxy card, but do not specify how you want to vote your shares, we will vote them "For" the election of all nominees for director.

We do not expect any additional business to be presented to shareholders for a vote at the meeting. However, if at the meeting other business is properly raised on which a vote may properly be taken, your proxy card authorizes the people named as proxies to vote in accordance with their judgment.

About Proxies

Giving Equifax representatives your proxy means that you authorize them to vote your shares at the meeting in the manner you direct. You may receive more than one proxy card depending on how you hold your shares. You will receive one proxy card representing shares registered in your name and shares held in your Investor's Service Plan (dividend reinvestment) account. Equifax employees receive a separate card for any shares they hold in their 401(k) Retirement and Savings Plan. Also, if you hold shares through someone else, such as your stockbroker, you may get material from them asking how you want to vote.

You can revoke your proxy at any time before it is voted through one of the following four ways:

   (1) by sending a written statement of revocation to the Secretary of Equifax;

   (2) by voting again by telephone or Internet;

   (3) by submitting another proxy card that is properly signed with a later date; or

   (4) by voting in person at the meeting.

Instead of voting by proxy, you may also choose to vote in person at the meeting. However, we recommend that you vote by proxy even if you plan to attend the meeting.

Equifax pays the cost of soliciting proxies. We are paying Morrow & Co., Inc. a fee of $6,000, plus expenses, to help with the solicitation. We will also reimburse brokers, nominees, fiduciaries and other custodians for their reasonable fees and expenses for sending these materials to you and getting your voting instructions. In addition to this mailing, Equifax employees may solicit proxies in person, by telephone, facsimile transmission or electronically.

--------------------------------------------------------------------------------

ADDITIONAL INFORMATION

This proxy statement and the form of proxy will be mailed to shareholders beginning April 1, 2002. With this proxy statement, we are sending you Equifax's 2001 Annual Report, including consolidated financial statements. If you have questions or need more information about this proxy statement or the annual meeting, you may write to: Kent E. Mast, Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

--------------------------------------------------------------------------------

SHAREHOLDER PROPOSALS FOR 2003 MEETING

The deadline for shareholder proposals to be included in the proxy materials for next year's annual meeting is November 25, 2002. Any shareholder proposals that a shareholder intends to present at next year's annual meeting other than through inclusion in the proxy materials must be received no later than February 7, 2003. For any matter presented at the annual meeting which the shareholder did not provide notice of by February 7, 2003, proxies will be voted at the discretion of the person or persons holding those proxies.

--------------------------------------------------------------------------------

                      DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors, which currently consists of nine directors, is responsible for supervising management of the Company. Consistent with the Company's policies, Mr. Robert P. Forrestal, who served as a director from 1996, retired in October 2001 having attained the age of 70.

NOMINEES FOR ELECTION TO TERMS THAT CONTINUE UNTIL 2005--ITEM 1

The board is divided into three classes with approximately an equal number of directors in each class. Each class is elected for three-year terms. The board has nominated for terms expiring in 2005 the two candidates named below. Each of them is now a member of the board whose term will expire at this year's annual meeting. Each director will serve for three years or until he or she is succeeded by another qualified director.

The Board of Directors recommends that you vote "FOR" all nominees named in
Item 1.

[PHOTO]               Thomas F. Chapman
                      Director since 1994. Became Chairman and
                      Chief Executive Officer of Equifax Inc. in May
                      1999 and was previously President and Chief
                      Executive Officer of the Company (1998-1999);
                      President and Chief Operating Officer (1997-
                      1998) and Executive Vice President and Group
                      Executive of the Company's former Financial
                      Services Group (1993-1997). He is also a director of The Southern Company and Certegy
                      Inc. Age: 58

[PHOTO]               D. Raymond Riddle
                      Director since 1989. Since 1996, retired
                      Chairman of the Board and Chief Executive
                      Officer of National Service Industries, Inc., a diversified manufacturing and service company. He is also a director of AGL
                      Resources Inc.; Atlantic American Corporation;
                      Munich American Reassurance Company and
                      AMC, Inc. Age: 68

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2004

[PHOTO]              Lee A. Ault III
                     Director since 1991. Chairman of the Board of In-Q-Tel, Inc., an information technology company, since August 1999. During the prior five years, he was a private investor following his retirement from the Company in 1992 as Senior Vice President and Chief Executive
                     Officer of Telecredit, Inc. He is also a director of Office Depot, Inc. and American Funds
                     Insurance Series. Age: 65

[PHOTO]              John L. Clendenin
                     Director since 1982. Retired Chairman of the
                     Board of BellSouth Corporation, a
                     communications services company. He served as Chairman, President and Chief Executive
                     Officer of BellSouth Corporation from October
                     1983 until his retirement in December 1996. He continued to serve as Chairman until December
                     1997. He is also a director of The Kroger
                     Company; Coca-Cola Enterprises, Inc.; The
                     Home Depot, Inc.; Acuity Brands, Inc. and
                     Powerwave Technologies. Age: 67

[PHOTO]              A. William Dahlberg
                     Director since 1992. Chairman of the Board of Mirant Corporation, an international energy producer. Previously, since 1995, he served as Chairman and Chief Executive Officer of The
                     Southern Company and, prior to that time, was President and Chief Executive Officer of
                     Georgia Power Company. He is also a director of SunTrust Banks, Inc. and Protective Life
                     Corporation. Age: 62

[PHOTO]              L. Phillip Humann
                     Director since 1992. Chairman, President and
                     Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company, since 1998.
                     From 1991 to 1998 he served as President of SunTrust Banks. He is also a director of Coca-
                     Cola Enterprises, Inc. and Haverty Furniture
                     Companies, Inc. Age: 56

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003

[PHOTO]              Larry L. Prince
                     Director since 1988. Chairman of the Board and Chief Executive Officer of Genuine Parts
                     Company, an automotive parts wholesaler
                     from 1990. He is also a director of SunTrust
                     Banks, Inc.; Crawford & Co.; Southern Mills, Inc.
                     and John H. Harland Company. Age: 63

[PHOTO]              Louis W. Sullivan, M.D.
                     Director since 1995. President of Morehouse
                     School of Medicine, a private medical school located in Atlanta, Georgia, since 1993. From
                     March 1989 to January 1993, he was Secretary of the U.S. Department of Health and Human
                     Services. He is also a director of Minnesota
                     Mining and Manufacturing Company; Bristol-
                     Myers Squibb; CIGNA Corporation; Georgia-
                     Pacific Corporation and Household
                     International. Age: 68

[PHOTO]              Jacquelyn M. Ward
                     Director since 1999. Chairman and CEO of
                     Computer Generation Incorporated until
                     December 2000 and from that date Outside
                     Managing Director of Intec Telecom Systems, a computer software systems company. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and is a director of Matria Healthcare, Inc.; Trigon
                     Healthcare, Inc.; Bank of America; The Profit
                     Recovery Group International, Inc.; PTEK
                     Holdings Inc.; Sanmina-SCI Corporation; Flowers
                     Foods, Inc. and SYSCO Corporation. Age: 63

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

The compensation of non-employee directors consists of cash and stock options. Employee directors are not paid for their service as directors. The Company's bylaws require all directors to own Equifax stock while serving as a director.

Non-employee director compensation consists of:

Director Fees:

              Annual board membership fee................ $20,000
              Annual Executive Committee membership fee.. $ 4,000
              Annual Committee Chairman fee (except
                Executive Committee)..................... $ 4,000
              Attendance fee for each board and Committee
                meeting.................................. $ 1,000

Deferred Compensation Plan. Under this plan, a non-employee director may defer up to 100% of his or her fees and invest them in either an interest bearing account (earning the prime lending rate) or Equifax common stock units. Each common stock unit is equal in value to a share of Equifax common stock, and earns additional stock units equal in value to dividends paid. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director's option, either in a lump sum or in annual installments over a period of up to ten years. All directors participating in the Plan have elected to invest all deferred fees in Equifax common stock units.

Stock Option Plan. Each year on the date of the annual shareholders' meeting, non-employee directors receive an option to purchase 2,000 shares of Equifax common stock. The exercise price is equal to the fair market value of the common stock on that day. These options become fully vested one year after the date granted and expire five years from the date of grant.

--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors appoints committees to help carry out its duties. Board Committees work on key issues in greater detail than is generally possible at full board meetings. Each committee reviews the results of its meetings with the full board. Currently the board has three committees, each of which is described below. During 2001, all directors attended at least 75% of the total board meetings and the meetings of the respective committees on which they serve.

                                                        Compensation
                                                         and Human
                   Director          Executive  Audit    Resources
           ---------------------------------------------------------
             No. of meetings in 2001    1         6          4
           ---------------------------------------------------------
             Ault                                            X
           ---------------------------------------------------------
             Chapman                 Chairman
           ---------------------------------------------------------
             Clendenin                  X
           ---------------------------------------------------------
             Dahlberg                   X      Chairman
           ---------------------------------------------------------
             Humann                                          X
           ---------------------------------------------------------
             Prince                                       Chairman
           ---------------------------------------------------------
             Riddle                     X         X
           ---------------------------------------------------------
             Sullivan                             X
           ---------------------------------------------------------
             Ward                                 X

Executive Committee. This committee exercises the powers of the board in managing the business and property of the Company during the intervals between board meetings, subject to board discretion, and recommends nominees for election as director. Shareholder nominations for director should be submitted in writing to the Company's Corporate Secretary in accordance with the Company's bylaws.

Audit Committee. This committee is responsible, pursuant to written charter, for review of (1) the Company's financial reports and other financial information, (2) systems of internal controls regarding finance, accounting, legal, compliance and ethics, and (3) auditing, accounting and financial reporting processes. The Committee recommends to the board the selection of independent public accountants to audit the Company's books and records and consults with the independent accountants to review and approve the scope of their audit and other work. The Committee meets with management and the director of internal audit as necessary.

Compensation and Human Resources Committee. This committee is responsible, pursuant to written charter, for approving and monitoring executive compensation plans, policies and programs. The Committee also approves the compensation of and grants made to the Company's senior management, although the salary and incentive compensation grants of the Chief Executive Officer must be ratified by the Board of Directors. The Committee also advises management on succession and other significant human resources matters, monitors the effectiveness and funding of the U.S. Retirement Income Plan and 401(k) Retirement and Savings Plan and approves or reviews significant employee benefit plan actions.

--------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Humann serves as a director of, and is Chairman, President and Chief Executive Officer of SunTrust Banks, Inc., which owns SunTrust Bank. In 2001, the Company was indebted to SunTrust Bank, in the ordinary course of its business, pursuant to several agreements (described below), under which the Company is charged competitive rates of interest. The Company has a committed revolving credit agreement with SunTrust Bank and eight other financial institutions under which the Company can borrow up to $465 million at any one time for general corporate purposes over a three-year period. In addition, SunTrust provides the debt portion of a leveraged sale-leaseback of the Company's Alpharetta, Georgia location and participates in a loan facility, guaranteed by the Company, related to the sale of its collection business. The highest amount owed to SunTrust Bank in 2001 was $116 million.

--------------------------------------------------------------------------------

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

During early November 2001, the Board of Directors retained Arthur Andersen LLP as independent accountants to audit the Company's books and records. Recently, the Board has directed a review of the Company's audit relationship and an assessment of all qualified candidates, with recommendations to be made to the Audit Committee. Representatives from Arthur Andersen are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to answer questions.

Fees Paid to Independent Public Accountants

   Audit Fees
   Fees relating to audit of the Company's annual financial
  statements for 2001 and the reviews of the financial
  statements filed on Forms 10-Q in 2001.                            $  636,000
 ------------------------------------------------------------------------------
   Audit-Related Fees
   Fees for engagements traditionally performed by an auditor, such as statutory audits not relied upon for the consolidated financial statements audit, employee benefits plan audits, accounting consultation, acquisition due diligence, and other
   similar services.                                                 $1,088,000
 ------------------------------------------------------------------------------
   Other Fees
   Fees consists of $589,000 of tax services related to the spin-off of Certegy, $777,000 for tax compliance and tax consulting,
   and $240,000 for other.                                           $1,606,000
 ------------------------------------------------------------------------------
   Fees for Information Systems Services
   Financial Information Systems Design and Implementation
   Fees.                                                             $        0

Board Audit Committee Report

The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board of Directors. The Committee is composed of independent directors, as defined under the rules of the New York Stock Exchange, and operates under a written charter approved by the board, which was attached to the Company's Proxy Statement in 2001.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and has represented to us that the 2001 consolidated financial statements were prepared in accordance with generally accepted accounting principles. The independent accountants are responsible for preparing the audited financial statements. The Committee reviewed and discussed the audited financial statements in the Annual Report with management and with Arthur Andersen LLP ("Andersen"), the Company's independent accountants.

We reviewed further with Andersen its internal processes and the matters required to be discussed under Statement on Auditing Standards No. 61 ("Communication with Audit Committees"). The Committee also received from, and discussed with, Andersen written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). The Committee considered whether the provision of non-audit services by Andersen is compatible with maintaining auditor independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

The Committee also reviewed the overall scope and plans for their respective audits with the Company's internal auditors and Andersen. We met with the internal auditors and Andersen, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

During fourth quarter 2001, the Committee recommended and the Board approved, to retain Andersen as independent accountants to audit the Company's books and records. Recently, the board has directed a review of the Company's audit relationship and an assessment of all qualified candidates, with recommendations to be made to the Audit Committee.

A. William Dahlberg, Chairman
D. Raymond Riddle
Louis W. Sullivan, M.D.
Jacquelyn M. Ward

--------------------------------------------------------------------------------

                         STOCK OWNERSHIP OF DIRECTORS
                            AND EXECUTIVE OFFICERS

The table below shows the number of shares of Equifax common stock each director, nominee for director and each of the five most highly compensated executive officers beneficially owned as of February 28, 2002. We also show the aggregate number of shares beneficially owned by the director and Executive Officer group as a whole.

                                                          Percent of Class
                                           Amount and        (Based on
                                            Nature of     Number of Shares
                                           Beneficial    Outstanding as of
     Name                                 Ownership/(1)/ February 28, 2002)
     ----                                 -------------  ------------------
     Directors and Nominees
     Lee A. Ault III.....................     107,694              *
     John L. Clendenin...................      19,407              *
     A. William Dahlberg.................      20,586              *
     L. Phillip Humann...................      21,586              *
     Larry L. Prince.....................      20,586              *
     D. Raymond Riddle...................      34,586              *
     Louis W. Sullivan, M.D..............      17,705              *
     Jacquelyn M. Ward...................       7,356              *
     Named Executive Officers
     Thomas F. Chapman...................   1,774,376            1.2
     William V. Catucci..................     382,564              *
     Philip J. Mazzilli..................     213,309              *
     Kent E. Mast........................     134,903              *
     Karen H. Gaston.....................     240,851              *
     All Directors and Executive Officers
      as a Group (18 persons) /(2)/......   5,438,550           3.83%
     Director Deferred Compensation
      denominated as Common
      Stock Units /(3)/..................      81,746            N/A

--------
*  Less than 1%
(1) Includes shares held in the Company 401(k) Retirement and Savings Plan and stock options exercisable on February 28, 2002, or 60 days thereafter, as follows: Mr. Ault -- 14,004 option shares; Mr. Clendenin -- 10,134 option shares; Mr. Dahlberg -- 14,004 option shares; Mr. Humann -- 14,004 option shares; Mr. Prince -- 14,004 option shares; Mr. Riddle -- 14,004 option shares; Dr. Sullivan -- 14,004 option shares; Ms. Ward -- 6,756 option shares; Mr. Chapman -- 6,457 Savings Plan shares and 1,439,295 option shares; Mr. Catucci -- 385 Savings Plan shares and 382,179 option shares; Mr. Mazzilli -- 1,440 Savings Plan shares and 106,008 option shares; Mr. Mast -- 225 Savings Plan shares and 105,228 option shares; and Ms. Gaston -- 4,693 Savings Plan shares and 204,712 option shares, and for all directors and Executive Officers as a Group -- 21,238 Savings Plan shares and 2,944,940 option shares.
(2) Includes 1,764,538 shares (1.23%) over which Michael Schirk, Vice President and Treasurer, shares voting and investment power as Investment Officer for the Equifax U.S. Retirement Income Plan.
(3) Represents Director fees deferred and invested in the common stock fund of the Director Deferred Compensation Plan, which performance mirrors that of Equifax common stock, as follows: Mr. Chapman -- 10,703 units; Mr. Dahlberg -- 9,005 units; Mr. Humann -- 16,709 units; Mr. Prince -- 17,003 units; Mr. Riddle -- 14,935 units; Dr. Sullivan -- 8,107 units; and Ms. Ward -- 5,284 units.

--------------------------------------------------------------------------------

STOCK OWNERSHIP AND REPORTING COMPLIANCE

Based on Company records and other information, Equifax believes that each of its directors and Executive Officers complied with all applicable Securities and Exchange Commission ("SEC") filing obligations for 2001 with the exception of the following:

On November 12, 2001, Philip Mazzilli, Executive Vice President and Chief Financial Officer, purchased 1,000 shares of Equifax stock by exercising a stock option. This transaction was reported to the SEC in February 2002.

On July 13, 2001, Michael Schirk, Vice President and Treasurer, transferred 2,354 shares of Equifax stock in his 401(k) plan out of a stock fund into a managed account. This transaction was reported to the SEC in October 2001.

--------------------------------------------------------------------------------

STOCK OWNERSHIP BY BENEFICIAL OWNERS

The table below shows the number of shares of common stock owned by persons or groups known to the Company to be beneficial owners of more than five percent of the common stock of the Company as of December 31, 2001, as reported under
Section 13(g) of the Securities Exchange Act of 1934.

                                                     Amount and
                                                       Nature
                                                    of Beneficial
                                                    Ownership of
     Name and Address                                  Common     Percent
     of Beneficial Owner/(1)(2)/                        stock     of Class
     ---------------------------                    ------------- --------
     GE Asset Management Incorporated/(3)/.........   7,736,568     5.3%
     Iridian Asset Management LLC; LC Capital
       Management, LLC; CL Investors, Inc.; COLE
       Partners LLC; Iridian Private Business Value
       Equity Fund, L.P./(4)/......................   7,738,117     5.3%
     David L. Cohen/(5)/...........................   8,110,417     5.6%
     Harold J. Levy/(5)/...........................   8,110,417     5.6%

--------
(1) The address for GE Asset Management Incorporated is 3003 Summer Street, Stamford, CT 06905. All reporting General Electric entities disclaim that they are members of a "group."
(2) All Iridian entities and Messers Cohen and Levy are located at 276 Post Road West, Westport, CT 06880.
(3) The following information is derived solely from a schedule 13 G/A filed on February 14, 2002. GE Asset Management Incorporated is a registered investment advisor and acts as investment manager of the General Electric Pension Trust ("GEPT") and as investment advisor to certain other entities and accounts and may be deemed to be the beneficial owner of, and to share voting and investment power for, 2,915,500 shares owned by GEPT and 4,821,068 shares owned by such other entities and accounts.
(4) The following information is derived solely from a Schedule 13G filed on January 30, 2002. Iridian Asset Management LLC ("Iridian") has direct voting power and investment power over 7,562,717 (5.2%) shares, which power CL Investors, Inc., LC Capital Management, LLC and Messrs. Cohen and Levy may be deemed to share. Iridian has direct voting power and investment power over 175,400 shares held by Iridian Private Business Value Equity Fund, L.P., and CL Investors, Inc., LC Capital Management LLC, and COLE Partners LLC and Messrs. Cohen and Levy, each may be deemed to share such voting and investment power.
(5) David L. Cohen and Harold J. Levy by virtue of their positions as principals and managers of the several Iridian entities referenced in note 4, each may be deemed to have shared voting and investment power for the combined 7,738,117 shares held by such Iridian entities referenced in such note and each shares voting and investment power over an additional 372,300 shares owned by First Eagle Fund of America, an open-end non-diversified mutual fund for which they are investment advisors.

--------------------------------------------------------------------------------

STOCK PERFORMANCE GRAPHS

The following graphs compare the five-year and ten-year cumulative total return among investments in Equifax, S&P 500 and the Dow Jones Industrial Services Index. The graphs assume that $100 was invested in Equifax stock and each index on December 31, 1996 (as required by SEC rules) and December 31, 1991, respectively, and that all quarterly dividends were reinvested. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31 of each subsequent year. On July 7, 2001, the spin-off of Certegy Inc. was completed. The distribution of the Certegy shares to Equifax shareholders is treated as a special dividend for purposes of calculating shareholder return. It is assumed that the shares of Certegy received by shareholders were sold at the when-issued closing market price on July 7, 2001 and all of the proceeds were reinvested in shares of Equifax common stock at the when-issued closing market price on the same date.

                                    [CHART]

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            VALUE OF $100 INVESTED AT YEAR-END 1996

        Equifax Inc.    S & P 500    Dow Jones Industrial Services
12/96   100             100          100
12/97   131             133          112
12/98   127             171          128
12/99    89             208          165
12/00   110             189          106
12/01   158             166          107

                                    [CHART]

        COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
           VALUE OF $100 INVESTED AT YEAR-END 1991

          Equifax Inc.   S & P 500   Dow Jones Industrial Services
12/91     100            100         100
12/92     134            108         110
12/93     182            119         128
12/94     180            120         126
12/95     297            165         170
12/96     431            203         208
12/97     563            271         252
12/98     548            348         280
12/99     382            422         354
12/00     472            383         322
12/01     680            338         289

--------------------------------------------------------------------------------

                        EXECUTIVE OFFICER COMPENSATION

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE
COMPENSATION

Guiding Principals

The Compensation and Human Resources Committee sets salaries, incentive compensation plans and compensation policies for Executive Officers. The Board of Directors must ratify the salary and incentive compensation of the Chief Executive Officer.

The Committee is composed of independent directors, each of whom is a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee believes that in order to attract the highest caliber executive talent the Company must offer total compensation that is attractive in the relative competitive marketplace. The Committee periodically reviews the Executive Compensation program in light of competitive data and may modify the compensation components consistent with the best interests of the Company.

During 2001, the Committee reaffirmed its goals for the Executive Officer compensation program. After the spin-off of the Company's Payment Services businesses as Certegy Inc., the Committee reviewed Executive Officer compensation toward enhancing the Company's ability to retain, and provide incentives for, management. Among the objectives of the Committee's review were the following:

   . To provide equity for Equifax employees through methods competitive with the market

   .   To enhance succession planning, retention and recruiting

   .   To fortify the senior management team

   . To continue to align the competitiveness of Equifax's performance with the competitiveness of its executive compensation levels

   .   To continue to strengthen Equifax's performance-oriented culture

Based upon its review and consultation with independent compensation advisors, the Committee believes that these considerations and the Executive Officer compensation program are consistent with the Company's objective of enhancing shareholder value.

The Committee seeks to facilitate deduction of Executive Officer compensation expense for income tax purposes. Section 162(m) of the Internal Revenue Code limits this deduction to $1 million for the officers named in the compensation tables on the following page (the "Named Executive Officers"), except for performance based compensation meeting certain requirements. The Company meets the requirements for deductibility of performance based compensation -- all members of the Committee are "outside directors," and the Committee approves goals and awards under the compensation plans of the Company. In addition, the Company's shareholders have approved adoption of, and amendments to, the Company's several plans pursuant to which Executive Officers are awarded stock based compensation.

The Committee believes that ownership of the Company's stock by management aligns management's interests with those of shareholders. The Company uses various methods to encourage and facilitate such stock ownership. These include share ownership guidelines for senior executives, which extend to approximately 200 Company executives, including the Executive Officers, and have been established at levels consistent with those in other companies. Senior executives also may forego cash payment of Annual Incentives in favor of Stock Options.

Executive Officer Compensation Specifics

The goal of Executive Officer compensation is salary levels and incentive opportunities that provide a median competitive level of compensation, but which deliver above-market total compensation in response to outstanding performance by the officer and his or her business unit.

Salary: Executive Officer salaries are determined on the basis of competitive market data, job performance, level of responsibility and other factors. Salary reviews normally are scheduled at 12-month intervals.

Mr. Chapman's base annual salary was increased in January 2001 to $770,000, representing an increase of 10%. In approving this salary increase, the Committee considered competitive salaries for comparable job responsibilities and Mr. Chapman's personal performance.

Annual Incentive: Annual Incentives are payable in cash for performance against objectives that are set at the beginning of each year based upon financial plans approved by the board. A minimum level of performance is set, and no incentive is paid if this level of performance is not achieved. Levels of performance are established for threshold, target and maximum incentive payments.

For 2001, Mr. Chapman's Annual Incentive was targeted to pay 80% of his salary, with a maximum opportunity of 240%. Mr. Chapman's earned Annual Incentive for 2001 was 93% of salary, due to performance against the various criteria underlying the Incentive: achievement of certain revenue and earnings per share profit growth targets and individual performance. For other Executive Officers, Annual Incentive was dependent on a combination of these Company financial criteria, business unit financial results, and certain non-financial goals, depending on their job roles.

Executive Officers may elect to forego cash payment of all or part of an earned Annual Incentive and receive instead options to purchase Company stock. The Committee believes that this election opportunity provides an excellent vehicle for expanding Executive Officers' stock ownership and identification with shareholder interests, serving to further encourage management's commitment to long-term performance of the Company. To promote conversion elections and in recognition of the associated market risk and deferral of economic benefit, conversion is based on a formula approved by the Committee that employs a greater multiple as higher percentages of Incentive are converted. For 2001, Mr. Chapman elected to convert 25 percent of his earned Annual Incentive, and all other eligible Executive Officers voluntarily elected to receive stock options instead of cash for all or part of their total earned Annual Incentive.

Transaction Bonus: In 2001, Mr. Chapman and certain other Executive Officers were granted cash bonuses in recognition of the instrumental roles that they played in the successful spin-off of Certegy Inc. Mr. Chapman's bonus was $511,200, of which $ 210,000, the amount that would be deductible by the Company, was paid to him in 2001. The balance of $301,200 is to be paid to him (in whole or in part) in 2002 or subsequent years, at the election of the Board of Directors, to the extent amounts paid would be deductible by the Company pursuant to IRC Section 162(m).

Long-Term Compensation: The Company utilizes a number of vehicles to incent Executive Officers to remain with the Company and drive its long-term growth. Long-Term Incentives provide an opportunity to receive payments based on the extent to which financial criteria underlying the Incentive are achieved over the applicable period. Long-Term Incentive grants are designed so that if paid at a targeted level, when combined with Stock Option grants, they deliver to the Executive Officer Long-Term Incentive compensation that, based on competitive data, approximates a median level.

Eligibility for payments under stock-based Long-Term Incentives for the measurement period 1999 through 2001 previously granted to Mr. Chapman and certain of the Executive Officers was based on Company performance against the financial criteria underlying the Incentives, primarily economic value added and stock price appreciation. Based on the Company's performance during the measurement period, the Incentives were determined to be payable. Mr. Chapman earned $545,649 which represented an award payout of 26.1% of the maximum award opportunity established for this incentive. The earned amount was paid to Mr. Chapman half as 10,582 shares of common stock and half in cash (largely to cover the taxes due with respect to the shares received) pursuant to his election as permitted by the plan.

Long Term Incentives payable in cash for the eighteen-month period 2000 to 2001 were determined not to be payable based on the cumulative earnings per share that the Company achieved during the respective period.

During 2001, the Committee undertook a review of the efficacy of past and existing incentives in meeting the Company's compensation goals. After review, the Committee determined not to grant Long-Term Incentives in 2001. The Committee adjusted outstanding Long-Term Incentives to reflect the spin-off of Certegy by amending the measurement period for earnings per share growth to run from July 1, 2001 to December 31, 2002. In addition, the Committee also made grants of restricted stock and or stock options to certain Executive Officers. Mr. Chapman was granted 235,000 stock options and 120,000 shares of restricted stock. The restricted stock and stock options granted to Mr. Chapman and the other Named Executive Officers are shown on the Summary Compensation Table which appears on page 22 and in the Stock Options Granted Table which appears on page 24, respectively. The stock options are 25% vested on date of grant and vest an additional 25% on the next three anniversaries, and the restricted stock vests 100% on January 7, 2005 and is forfeitable prior to then.

Split-Dollar Life Insurance: In 2000, the Committee approved the Executive Life and Supplemental Retirement Benefit Plan which replaced the Company's Supplemental Executive Retirement Plan and is intended to maintain the competitiveness of the Company's benefits relative to the competitive marketplace. Eligible executives, including the Named Executive Officers, will receive life insurance coverage and deferred cash accumulation benefits. The Company pays policy premiums on behalf of each covered executive. In 2001, 46 executives participated in this plan. For the Named Executive Officers, the amount that the Company paid for the current life insurance benefit, and the economic benefit of the additional premiums paid that will ultimately be returned to the Company is included in the Summary Compensation Table under the heading "All Other Compensation."

Compensation and Human Resources Committee

Larry L. Prince, Chairman
L. Phillip Humann
Lee A. Ault III

--------------------------------------------------------------------------------

                 EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

The table below shows the before-tax compensation for the last three years for the Chief Executive Officer and the four next-highest paid individuals who were Executive Officers at the end of 2001 the ("Named Executive Officers"). Information is reported for all periods during which each individual was an Executive Officer.

                                        Annual Compensation/(1)/                    Long-Term Compensation
                                ----------------------------------------  -------------------------------------------
                                                                                  Grants               Payouts
                                                                          ---------------------- --------------------
                                                                Other     Restricted
                                                                Annual      Stock    Securities   LTIP    All Other
                                                             Compensation   Grants   Underlying  Payouts Compensation
Name and Principal Position     Year Salary($) Bonus($)/(2)/   ($)/(3)/    ($)(/4)/  Options (#)   ($)     ($)/(5)/
---------------------------     ---- --------- ------------  ------------ ---------- ----------- ------- ------------
Thomas F. Chapman.............. 2001  767,308    536,809        20,532    2,901,600    291,137   545,649   252,516
  Chairman and Chief            2000  698,078    194,711        19,920            0     17,862         0    30,173
  Executive Officer             1999  626,961     65,831        20,657            0    280,620   378,356     4,160
William V. Catucci............. 2001  409,616          0         7,211            0    172,886         0    48,011
  Executive Vice President      2000  357,602     75,000         5,918            0     72,271         0    28,883
  of Global Operations          1999   52,500     75,000             0            0     30,000         0       350
Philip J. Mazzilli............. 2001  316,923    155,212         7,257      411,060     55,869         0   149,148
  Executive Vice President      2000  249,769    217,422         4,703      625,000     57,952         0    21,805
  and Chief Financial Officer   1999   96,827          0         1,126            0          0         0     2,580
Kent E. Mast................... 2001  288,846    142,043         6,099      411,060     51,148         0   147,548
  Corporate Vice President,     2000   32,885     50,000             0            0     59,124         0     3,136
  General Counsel & Secretary
Karen H. Gaston................ 2001  251,192    154,408         2,275      411,060     64,709   113,677   136,097
  Corporate Vice President &    2000  214,231     67,788         2,297            0     21,393         0    17,317
  Chief Administrative Officer  1999  181,517     27,227             0            0     67,572         0     4,160

--------
(1) Mr. Catucci joined the Company in October 1999; Mr. Mast joined the Company in November 2000; Ms. Gaston became an Executive Officer in April 1998. Mr. Mazzilli was employed with the Company through June 1999 and rejoined the Company in February 2000.
(2) The "Bonus ($)" column represents any Annual Incentive award earned and paid in cash for performance for the specified year. In 1999 and later years, the participants could elect to receive all or part of any Annual Incentive earned in the form of stock options. For any year, stock options granted in lieu of payment of cash for earned Annual Incentives are included under the "Securities Underlying Options" column, although the grants were not made until the following year.
(3) "Other Annual Compensation" includes allowances for payroll taxes associated with providing executive financial planning, tax services, club memberships and tax related to split-dollar life insurance.
(4) The value of restricted stock shown in the table is as of the grant date. As of December 31, 2001, total restricted stock awards outstanding and related fair market values were as follows: Mr. Chapman -- 125,250 shares ($3,024,788); Mr. Mazzilli -- 42,000 shares ($1,014,300); Mr. Mast --
    17,000 shares ($410,550) and Ms. Gaston -- 17,360 shares ($419,244).
    Dividend income is paid on restricted stock at the same rate as paid to all shareholders.
(5) "All Other Compensation" includes a Company 401(k) matching contribution in the maximum amount of $5,100 (2001), $5,508 (2000) and $4,160 (1999), respectively, for each officer. Also included for 2001 are premiums paid by the Company pursuant to the Executive Life and Supplemental Retirement Benefit Plan for current life insurance and the economic benefit of additional premiums that will ultimately be returned to the Company for each officer as follows: Mr. Chapman ($15,500/$21,916); Mr. Catucci ($8,116/$34,795); Mr. Mazzilli ($5,400/$30,248); Ms. Gaston
    ($1,740/$20,857) and Mr. Mast ($4,650/$30,248). Additionally, as the result of the successful spin-off of the Company's Payment Services business as Certegy Inc., a cash Transaction Bonus was paid to certain officers. These bonuses were as follows: Mr. Chapman ($210,000); Ms. Gaston ($108,400); Mr. Mazzilli ($108,400) and Mr. Mast ($108,400). Payment of part of Mr. Chapman's bonus was delayed as described in the Report of the Compensation and Human Resources Committee on Executive Compensation which begins on page 17.

--------------------------------------------------------------------------------

STOCK OPTIONS

A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable to the Executive Officer depends on the relationship between the common stock market price and the option exercise price. At any given time, "vested" options can be "in the money" (the exercise price is greater than the market price) or "out of the money," (the exercise price is less than the market price) depending on the current market price of the stock. The following two tables give more information on stock options granted during 2001 and held by the Named Executive Officers at year-end. The number of shares and exercise prices of options outstanding at July 7, 2001 were adjusted to reflect the spin-off of Certegy Inc.

STOCK OPTIONS GRANTED DURING 2001

                                                                            Potential Realizable
                   Number of                                                  Value at Assumed
                   Securities      % of Total                               Annual Rates of Stock
                   Underlying        Options        Exercise                 Price Appreciation
                    Options        Granted to        Or Base                for Option Term/(5)/
                    Granted       Employees in        Price      Expiration ---------------------
Name                  (#)        Fiscal Year/(3)/ ($/Share)/(4)/    Date        5%        10%
----               ----------    ---------------  -------------  ---------- ---------- ----------
Thomas F. Chapman    56,137/(1)/      1.784%         $25.50       02/05/12  $  900,259 $2,281,432
                    235,000/(2)/      7.470%         $24.18       08/07/11  $3,573,568 $9,056,123
William V. Catucci   87,208/(1)/      2.772%         $25.50       02/05/12  $1,398,538 $3,544,171
                     50,678/(2)/      1.611%         $16.57       01/02/11  $  528,261 $1,338,716
                     35,000/(2)/      1.113%         $21.80       09/27/06  $  210,803 $  465,819
Philip J. Mazzilli   20,869/(1)/      0.663%         $25.50       02/05/12  $  334,672 $  848,125
                     35,000/(2)/      1.113%         $24.18       08/07/11  $  532,234 $1,348,784
Kent E. Mast......   29,709/(1)/      0.944%         $25.50       02/05/12  $  476,438 $1,207,387
                     35,000/(2)/      1.113%         $24.18       08/07/11  $  532,234 $1,348,784
Karen H. Gaston...   16,148/(1)/      0.513%         $25.50       02/05/12  $  258,962 $  656,262
                     35,000/(2)/      1.113%         $24.18       08/07/11  $  532,234 $1,348,784

--------
(1) Options have a ten-year term and vest 100% on the grant date. These grants are a result of each officer electing to receive all or a portion of his or her Annual Incentive earned for 2001 (included in the Summary Compensation Table on p. 22) and granted in 2002, as a stock option grant rather than cash.
(2) Options have a ten-year terms and vest 25% on grant date and 25% on each of the next three grant date anniversaries.
(3) Percentage of options granted in 2001.
(4) The exercise price may be paid in cash or cash equivalent acceptable to the Compensation and Human Resources Committee or by the surrender of shares of common stock held for at least six months with an aggregate fair market value which is not less than the option price.
(5) The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation as required by applicable securities laws. They are not intended to forecast possible future appreciation, if any, of Equifax stock price.

--------------------------------------------------------------------------------

AGGREGATED OPTION EXERCISES DURING 2001

The table below shows options exercised by Named Executive Officers during 2001 and the total held by such officers at year-end.

                                        Number of Securities      Value of Unexercised
                                       Underlying Unexercised    In-the-Money Options as
              Shares       Value     Options as of 12/31/01 (#)    of 12/31/01 ($)(1)
           Acquired on  Realized ($) -------------------------- -------------------------
Name       Exercise (#)  or Payout   Exercisable  Unexercisable Exercisable Unexercisable
----       ------------ ------------ -----------  ------------- ----------- -------------
Thomas F.
 Chapman..    22,515      301,240     1,252,291      324,063    11,139,361    1,082,940
William V.
 Catucci..        --           --       172,765       85,678     1,285,755      466,141
Philip J.
 Mazzilli.     5,641       40,494        58,774       68,482       435,410      394,911
Kent E.
  Mast....        --           --        38,312       55,812       115,655      115,655
Karen H.
 Gaston...     1,667       20,038       159,851       48,210     1,395,903      173,269

--------
(1) Represents aggregate excess of market value of shares under option as of December 31, 2001 over the exercise price of the options.

--------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

The Company has entered into an employment agreement with William V. Catucci, Executive Vice President of Global Operations, for the period October 27, 1999, through May 1, 2002, which sets forth the significant elements of Mr. Catucci's employment. The agreement provides for base salary of $350,000 during the first year and $400,000 each year thereafter, eligibility to participate in the Company's Annual Incentive Plan with a guaranteed Incentive of 50% of base salary for 2000, bonus of $150,000 payable during the first year of employment, grant of 30,000 stock options and such other related matters as relocation and the right to participate in benefit plans. The agreement also provides to Mr. Catucci certain severance payments in the event that he is terminated without Cause or resigns for Good Reason (as such terms are defined in the agreement). In addition, the agreement embodies a noncompetition agreement and nonsolicitation of customers agreement that would be binding on Mr. Catucci for two years following the termination of his employment with the Company for any reason.

The Company has Change in Control Agreements with each of the Company's Named Executive Officers. These Agreements have renewable five-year terms and become effective only upon a change in control of the Company. A "change in control" is generally defined by the Agreements to mean (i) an accumulation by any person, entity or group of twenty percent or more of the combined voting power of the Company's voting stock, or (ii) a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new Company, (iii) a sale or disposition of all or substantially all of Company assets, or (iv) a complete liquidation or dissolution of the Company. If any of these events happen and the executive's employment terminates within three years after the date of the change in control, other than from death, disability or for cause or voluntarily other than for "good reason," he or she is entitled to severance pay and other benefits described in the Agreements. The severance payment is equal to three times the sum of (i) that executive's highest annual salary for the twelve months prior to termination, and (ii) the executive's highest bonus for the three years prior to termination. Benefits payable under this Agreement and other compensation or benefit plans of the Company are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under
Section 4999 of the Code. No payments have been made to any Executive Officer under these Agreements.

--------------------------------------------------------------------------------

RETIREMENT BENEFITS

The Equifax Retirement Plan ("ERP") is the Company's tax qualified retirement plan available to all U.S. employees and provides benefits based on length of service with the Company and a participant's average total earnings up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. ERP benefits are computed by averaging the employee's total earnings (Base Salary and Annual Incentive) for the highest paid thirty-six consecutive months of employment.

Equifax also has another retirement plan, the Supplemental Executive Retirement Plan ("SERP"), under which certain executives may receive additional pension benefits after retirement based on years of credited service (up to 40 years) and final average earnings (base salary and bonus). SERP benefits generally are computed by either multiplying an employee's average total earnings by 1.5%, multiplied by years of credited service, as defined in the SERP, up to 40 years, or average total earnings multiplied by 3%, multiplied by years of credited service, up to 20 years, for the most Senior Executive Officer participants. The SERP was closed to new participants in 1992. As of December 31, 2001, the only Named Executive Officer eligible for both the ERP and the SERP was Thomas F. Chapman. The other Named Executive Officers are eligible only for the ERP.

The following table shows the annual retirement benefits that would be payable on January 1, 2002, on a combined basis under the ERP and SERP at normal retirement (age 65 or later) and various rates of final average earnings and years of service. The ERP benefits are computed in the form of a life annuity without survivorship benefits; however, survivorship benefits are available and are computed as the actuarial equivalent of the life annuity. The SERP benefits are provided in the same form as the ERP benefits. SERP benefits are reduced for ERP benefits and are paid without regard to limitations under federal Internal Revenue Code Sections 401(a) and 415. Neither ERP or SERP benefits are reduced for Social Security benefits.

                             Retirement Plan Table

                 Final               Years of Service
                Average   ---------------------------------------
                Earnings    15      20      25      30      35
                --------  ------- ------- ------- ------- -------
               $  400,000 240,000 240,000 240,000 240,000 240,000
                  600,000 360,000 360,000 360,000 360,000 360,000
                  800,000 480,000 480,000 480,000 480,000 480,000
                1,000,000 600,000 600,000 600,000 600,000 600,000
                1,200,000 720,000 720,000 720,000 720,000 720,000
                1,400,000 840,000 840,000 840,000 840,000 840,000
                1,600,000 960,000 960,000 960,000 960,000 960,000

The credited years of service for each of the Named Executive Officers as of December 31, 2001 were as follows: Thomas F. Chapman--12 years; William V. Catucci--3 years; Philip J. Mazzilli--10 years; Kent E. Mast--1 year and Karen
H. Gaston--24 years.

--------------------------------------------------------------------------------

[LOGO]
Printed on Recycled Paper

                                 EQUIFAX INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR (ITEM 1) AND IN THE DISCRETION OF THE PROXY HOLDER ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

By this document, the shareholder whose name appears below (the "Shareholder") appoints Thomas F. Chapman; John L. Clendenin; A. W. Dahlberg; and D. Raymond Riddle, and each of them with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held May 1, 2002, and at all adjournments of that meeting for the following purposes:

(1) ELECTION OF DIRECTORS - (01) Thomas F. Chapman and (02) D. Raymond Riddle

   [_]  FOR all nominees      [_]  FOR all nominees except those whose name(s)
                                   follow:

--------------------------------------------------------------------------------

                                     ------------------------------------------

                                     ------------------------------------------
                                              (Signature of Shareholder(s) )
                                              IMPORTANT: Please date this proxy
                                              and sign exactly as your name
                                              appears on this proxy card. If
                                              stock is held jointly, both
                                              holders must sign. Executors,
                                              administrators, trustees,
                                              guardians and others signing in a
                                              representative capacity, should
                                              give their full title(s).

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
              (Please detach proxy at perforation before mailing)

                               Vote 24 hours a day, 7 days a week!

------------------------------------------------------------------------------
      Vote by Telephone                 Vote by Internet            Vote by Mail
    Call Toll-Free using a           Access the Website and
       Touch-Tone phone                  Cast your vote
        1-800-542-1160               http://www.votefast.com

Have your proxy card available. Have your proxy card. You will be Please mark, sign and date the
You will be prompted to enter   prompted to enter your control    above proxy card and return it
your control number (provided   number (provided below) and       in the postage paid envelope
below) and then you can follow  then you can follow the simple    provided or mail it to: SunTrust
the simple prompts that will be prompts that will be presented to Bank P.O. Box 4625, Atlanta,
presented to you to record your you to record your vote.          GA 30302
vote.
-------------------------------------------------------------------------------------
       If you are voting by telephone or the Internet, please do not mail your proxy card.
-------------------------------------------------------------------------------------
       Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on April 30, 2002, to be counted in the final tabulation.

YOUR CONTROL NUMBER IS:

To Change Your Vote
If you vote again by any means it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m. eastern daylight time, April 30, 2002, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.